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                                                                    EXHIBIT 23.4

                        CONSENT OF SALOMON BROTHERS INC

    We hereby consent to the inclusion of our opinion letter dated February 25, 1996 to the Board of Directors of Cray Research, Inc. ("Cray") as Annex B to the Proxy Statement/Prospectus relating to the proposed merger of C Acquisition Corporation, a wholly owned subsidiary of Silicon Graphics, Inc., with and into Cray, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary -- Recommendation; Fairness Opinion," "The Merger -- Background of the Merger," "The Merger -- Cray's Reasons for the Merger; Recommendation of the Cray Board" and "The Merger -- Opinion of Cray's Financial Advisor." In giving such consent, we do not admit and we disclaim that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder.

                                          SALOMON BROTHERS INC

                                          By:          /s/ MICHAEL CARR
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                                                      Managing Director

                                          Date:           May 8, 1996
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